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                                Exhibit (d)(2)

         AMENDMENT, dated as of April 19, 2001, to Long Term Incentive Plan, as heretofore amended through April 24, 2000 (the "Plan"), of Concord Camera Corp., a New Jersey corporation (the "Corporation").

         WHEREAS, the Corporation desires to amend the Plan so as to accurately reflect the number of shares of Common Stock continuing to be subject to the Plan as of the date hereof and to thereafter provide for automatic adjustment on a quarterly basis of the number of shares of Common Stock continuing to be available under the Plan after giving effect to exercises of options granted pursuant to the Plan.

         NOW, THEREFORE, Section V(a) of the Plan is hereby amended to read as follows:

                  "(a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of Section X, and subject to Sections V(b) and V(c) below, the total number of shares of Common Stock subject to the Plan, as of April 19, 2001, shall be 3,834,374, and thereafter the number of shares of Common Stock subject to the Plan shall be automatically adjusted at the end of each fiscal quarter of the Corporation to be reduced by the number of shares of Common Stock issued during such fiscal quarter upon exercise of options theretofore granted pursuant to the Plan. The Treasurer of the Corporation shall maintain a ledger showing at any time the number of shares of Common Stock then subject to the provisions of the Plan."


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         AMENDMENT, dated as of August 2, 2001, to Long Term Incentive Plan, as heretofore amended through April 19, 2001 (the "Plan"), of Concord Camera Corp., a New Jersey corporation (the "Company").

         WHEREAS, in connection with the Company's repricing program, it is appropriate to amend the Plan to eliminate the requirement that stock options be granted at an exercise price equal to the fair market value of the underlying common stock, but only for the purposes of the Company's repricing program.

         NOW, THEREFORE, Article VI(a)(i) of the Plan is hereby amended by adding at the end thereof the following clause:

         "; provided further however that the foregoing requirement shall not be applicable to options granted in connection with the Corporation's 2001 stock option repricing program."